Mail Stop 3561
								April 28, 2006
Tracey T. Travis
Senior Vice President and
Chief Financial Officer
Polo Ralph Lauren Corporation
650 Madison Avenue
New York, NY  10022


      Re:	Polo Ralph Lauren Corporation
		Form 10-K for the Fiscal Year Ended April 2, 2005
		Form 10-Q for the Quarterly Period Ended December 31,
2005
		File No. 1-13057


Dear Ms. Travis

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


Sincerely,


William Choi
Branch Chief


Ms. Tracey Travis
Polo Ralph Lauren Corporation
March 28, 2006
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